                                                                    EXHIBIT 10.3

PORTIONS OF THIS EXHIBIT MARKED BY *** HAVE BEEN OMITTED PURSUANT TO A REQUEST
FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION.

     LICENSE AGREEMENT made as of this 21st day of June, 2004, by and between
MICHAEL KORS, L.L.C., a limited liability company existing under and by virtue of the laws of the State of Delaware, with offices at 11 West 42nd Street, 10036
("Licensor") and WARNACO SWIMWEAR PRODUCTS INC, a Delaware corporation with offices at 6040 Bandini Boulevard, Los Angeles, California 90040 ("Licensee").

                                    RECITALS

     A. Michael Kors is a world-famous designer of women's and men's apparel and accessories;

     B. Licensor has the sole and exclusive rights in the trademark MICHAEL KORS and variations thereof, including the right to license third parties; and

     C. Licensee wishes to obtain, and Licensor wishes to grant to Licensee, an exclusive license for the manufacture, sale, distribution and promotion of
"Licensed Products" (hereinafter defined) upon the terms and conditions set forth herein.

     NOW, THEREFORE, for good and valuable consideration including the mutual agreements contained in this Agreement, the parties agree as follows:

1. DEFINITIONS

     1.1 "ADVERTISING CONTRIBUTION" shall have the meaning set forth in Section
6.1.

     1.2 "AFFILIATE" shall mean, with respect to either party, any association, corporation, partnership, joint venture or other entity a majority of whose issued and voting shares or equity interest is owned or controlled directly or indirectly by, or is under common control with such party, or owns or controls a majority of the voting shares or equity interest directly or indirectly of such party.

     1.3 "BETTER" shall mean, with respect to market segments for apparel and accessories, the quality and price segment relating to a secondary line of apparel and accessories, as that term is understood in the trade, which is typically sold at price points and is considered to be of a level of quality below Bridge. The term Better shall not include or be read to incorporate any market segment that is typically considered to be above Better, such as Bridge, gold range or Designer Collection.

     1.4 "BUSINESS PLAN" shall have the meaning set forth in Section 5.2.

                                                          CONFIDENTIAL TREATMENT

     1.5 "CONTRACT YEAR" shall mean any twelve (12) month period from July 1 through June 30 when this Agreement is in full force and effect, except that the first Contract Year shall commence on the date of this Agreement and end on June
30, 2006.

     1.6 "DESIGN CALENDAR" shall have the meaning set forth in Section 4.1.

     1.7 "DESIGNER COLLECTION" shall mean, with respect to market segments for apparel and accessories, the quality and price segment of apparel and accessories relating to the men's and women's designer collection lines of high-end fashion designers, which typically is sold at price points and is considered to be of a level of quality higher than Bridge and gold range. The term Designer Collection shall not include or be read to incorporate any market segment that is typically considered to be below Designer Collection, such as, by way of example, gold range, Bridge, Better and/or sportswear.

     1.8 "DISCOUNTED GOODS" shall mean all Licensed Products which are (a) sold to approved off-price accounts as listed on Schedule 5.4(b) hereto, as it may be amended from time-to-time, (b) Seconds, end-of-season excess inventory or returns, or (c) sold by Licensee at a wholesale price which is *** less than the prevailing wholesale price at which Licensee has sold, at the beginning of each selling season, a significant volume of such Licensed Products to approved accounts listed on Schedule 5.4(a) hereto, as it may be amended from time-to-time. "NON-QUALIFIED DISCOUNTED GOODS" shall mean all Discounted Goods sold in each Contract Year in excess of *** of the total units of Licensed
Products sold by Licensee in such Contract Year.

     1.9 "DUTY FREE" shall mean any store or other channel of trade in which goods are sold free of any national tariffs, duties or taxes on the condition that the purchaser will not bring such goods back into the country (or designated country of origin) in which they are purchased.

     1.10 "GROSS SALES" shall mean the invoiced amount of Licensed Products shipped by Licensee before any deductions whatsoever, including, without limitation, for discounts and returns, insurance and freight.

     1.11 "GUARANTEED MINIMUM NET SALES" shall have the meaning set forth in
Section 7.3.

     1.12 "GUARANTEED MINIMUM ROYALTY" shall have the meaning set forth in
Section 7.2.

     1.13 "IP RIGHTS" shall mean all copyright and trade dress rights, other than rights in the Trademarks, now or hereafter owned by Licensor in and to any designs, fabrics, patterns, prints, labels, advertising and materials used in conjunction with the Licensed Products, whether created by or on behalf of
Licensor or Licensee; provided, however, that IP Rights shall specifically exclude all such designs, fabrics, fabrications, silhouettes, patterns and materials that are commonly used on Products, including (i) generic features and
(ii) those features used by

                                                          CONFIDENTIAL TREATMENT

Licensee on Products sold by Licensee under other names, marks and brands
(collectively, "Common Elements").

     1.14 "LICENSE" shall mean the right to manufacture, and, in the Territory, the exclusive right to sell, distribute and promote Products under the MICHAEL
KORS trademark in the Designer Collection market segment and under the MICHAEL
MICHAEL KORS trademark in the Better market segment, and the non-exclusive right to use the IP rights in connection therewith.

     1.15 "LICENSOR MARKS" shall mean MICHAEL KORS, KORS, KORS MICHAEL KORS,
MICHAEL MICHAEL KORS, MK MICHAEL KORS and the MK logo, and variants of any of the foregoing marks.

     1.16 "LICENSED PRODUCTS" shall mean Products bearing any Trademarks.

     1.17 "LICENSOR RETAIL STORES" shall mean freestanding specialty and outlet stores, in-store concessions, and direct-to-consumer operations (including
Internet e-commerce sites and direct mail operations) under the Trademarks, whether operated by Licensor or any of its Affiliates or licensees.

     1.18 "MARKETING OBLIGATION" shall have the meaning set forth in Section
6.2.

     1.19 "NET SALES" shall mean Gross Sales of Licensed Products, sold by
Licensee or its Affiliates, at wholesale basis in arms-length transactions to independent wholesalers and retailers and Licensor Retail Stores, less: (a)
actual credits for returns; (b) actual, reasonable and normal trade discounts, markdowns and allowances (excluding co-op advertising); and (c) all taxes collected by Licensee from, and payable by, the purchaser of the Licensed
Products pursuant to applicable law to the extent such taxes are stated
separately on the invoices and included in Gross Sales. Total deductions from
Gross Sales for items listed in (a) and (b) above shall not exceed *** of Gross
Sales in any Contract Year. No other deductions shall be taken. It is the intention of the parties that royalties will be based on the bona fide wholesale prices at which Licensee or its Affiliates sell Licensed Products to independent wholesalers and retailers in arm's-length transactions. Further, in the event
Licensee shall sell Licensed Products to its Affiliates that are retailers, royalties shall be calculated on the basis of such bona fide wholesale prices irrespective of Licensee's internal accounting treatment of such sales. If the invoiced amount of the Licensed Products sold and delivered by Licensee is in currencies other than U.S. dollars, the invoiced amount shall be converted into
U.S. dollars at the exchange rate of Citibank, New York, New York on the last day of the month immediately preceding the date of determination of such Net
Sales.

     1.20 "NEW ACCOUNT APPROVAL FORM" shall have the meaning set forth in
Section 5.4.

     1.21 "PERCENTAGE ROYALTY" shall have the meaning set forth in Section 7.1 hereof.

     1.22 "PRODUCTS" shall mean women's swimwear, including, without limitation, one and two-piece bathing suits, suit separates, and, subject to the rights of any third-party licensees

of Licensor, coordinating swim cover-ups and swim accessories developed and sold in conjunction with swimwear and sold to swimwear buyers, or for display and sale in an area of a store in which swimwear is separately displayed and sold, even if such store does not have a separate swimwear buyer. Products bearing the
"MICHAEL KORS" trademark are sometimes referred to herein as "Collection
Products", and products bearing the "MICHAEL MICHAEL KORS" trademark are sometimes referred to herein as "Better Products".

     1.23 "SAMPLES" shall mean prototypes, runway samples and selling samples of
Licensed Products.

     1.24 "SECONDS" shall mean damaged, imperfect, non-first quality or defective Products.

     1.25 "TERM" shall have the meaning set forth in Article 3 hereof.

     1.26 "TERRITORY" shall mean the entire world, excluding Japan.

     1.27 "TRADEMARKS" shall mean the trademark MICHAEL KORS, MICHAEL MICHAEL
KORS and, subject to Licensor's prior written approval on a case-by-case basis, all variations and combinations of the foregoing marks.

     1.28 "ZONE" shall mean the physical retail selling area designated by department stores for a particular product type or classification (e.g., coats, scarves, swimwear, etc.).

2. LICENSE GRANTED

     2.1 LICENSE GRANT. In accordance with the terms and conditions of this
Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, the
License.

     2.2 RIGHTS NOT GRANTED. This Agreement is not an assignment or grant to
Licensee of any right, title or interest in or to the Trademarks or IP Rights, other than the grant of rights to use the Trademarks and IP Rights in connection with Licensed Products in the market segments in the Territory specifically set forth herein. Licensee acknowledges that Licensor, its Affiliates, manufacturers, and/or licensees may, without violating Licensee's rights hereunder, distribute, sell, advertise and promote in the Territory: (i)
Products in any market segment other than the Better and Collection segments under any trademarks other than the Trademarks, and (ii) any products other than
Products under the Trademarks or any other trademarks in the Territory. Licensee further acknowledges that Licensor, its Affiliates and licensees may: (i)
distribute, sell, advertise and promote Licensed Products bearing the Trademarks at Licensor Retail Stores in the Territory pursuant to the terms hereof and (ii)
manufacture or authorize the manufacture of Licensed Products in the Territory for sale exclusively in Japan. Licensee shall not have the right to operate free-standing retail stores, in-store concessions, Internet e-commerce sites or any other direct-to-consumer business under the Trademarks (except as approved in advance by Licensor). Licensor expressly retains the right to operate, either directly or through its Affiliates or licensees, such retail stores, in-store concessions and/or Internet e-commerce sites and other

direct-to-consumer businesses. All rights not specifically granted herein to
Licensee are reserved to Licensor, which may at all times fully and freely exercise the same.

     2.3 COOPERATION WITH JAPANESE LICENSEE. Licensee acknowledges that Licensor has granted rights with respect to Products in Japan to a third party licensee
(the "Japanese Licensee"). Licensee shall fully cooperate with the Japanese
Licensee as requested by Licensor, including, without limitation, by providing at cost to the Japanese Licensee any and all designs, sketches, hardware, specifications, Samples, and any and all other materials developed or used in connection with the Licensed Products pursuant to this Agreement, at the same time any such materials are developed in connection with Licensee's business;
provided, however, that Licensee shall only be required to provide such cooperation to the extent that the Japanese Licensee provides reciprocal cooperation to Licensee.

     2.4 FIRST REFUSAL RIGHTS. If, at any time during the Term, Licensor decides to launch (i) a line of children's Products under the Trademarks or any other trademark that includes or makes reference to Michael Kors, separate from a line of childrenswear, ("Children's Products"), or (ii) a new line of Products in any market segment other than the Better or Collection segments under any trademarks other than the Trademarks that includes or makes reference to Michael Kors (a
"New Line"), Licensor shall notify Licensee of such intention (a "First Refusal
Notice") and, subject to the terms of this Section 2.4, Licensee shall have the exclusive right of first negotiation to become the exclusive licensee therefor.
Licensee shall have thirty (30) days from its receipt of a New Line Notice to present to Licensor a commercially reasonable business plan for the sale, distribution and/or promotion in the Territory of the Children's Products or New
Line (a "First Refusal Business Plan"). Any such First Refusal Business Plan shall include at least all of the information required to be set forth in the
Business Plan pursuant to Section 5.2, and shall provide for Licensee to launch such Children's Products or New Line no later than twelve (12) months after
Licensor's approval of such First Refusal Business Plan. If (i) Licensee does not present such a First Refusal Business Plan to Licensor within thirty (30)
days of receiving a First Refusal Notice, (ii) Licensor does not approve of such
First Refusal Business Plan and Licensee and Licensor, each acting in good faith, are unable within thirty (30) additional days to agree on a mutually acceptable First Refusal Business Plan, or (iii) Licensor and Licensee are
unable to agree on the specific terms of a license in respect of such Children's
Products or New Line and execute a definitive agreement with respect thereto within thirty (30) days after Licensor approving or the parties mutually agreeing upon a First Refusal Business Plan, then Licensee's rights with respect thereto shall lapse. If the First Refusal Business Plan submitted by Licensee is approved by Licensor or thereafter modified and agreed upon, then Licensor and
Licensee shall negotiate in good faith the specific terms of a license with respect to such Children's Products or New Line, which may be in the form of either an amendment to this Agreement or a separate agreement, as determined by
Licensor. Notwithstanding anything to the contrary contained herein, Licensee's rights hereunder shall not apply to Children's Products in the event Licensor directly or by a third party licensee wishes to launch a line of childrenswear that includes Children's Products.

                                                          CONFIDENTIAL TREATMENT

3. TERM OF AGREEMENT.

     3.1 INITIAL TERM. Subject to the provisions of Article 9 hereof, this
Agreement shall be for an initial term (the "Initial Term") starting as of the date of this Agreement and ending on June 30, 2008, unless the Agreement is renewed for a "Renewal Term" as defined in Section 3.2 hereof (the Initial Term and each Renewal Term being referred to collectively herein as the "Term"). The period starting as of the date of this Agreement through June 30, 2006 shall be deemed the first Contract Year of this Agreement. Each subsequent Contract Year shall be a twelve (12) month period starting on July 1 and ending on June 30.
Licensee shall launch the sale of Licensed Products for the Cruise 2006 season
(shipping October 2005). It is expressly understood that only the company (which may be Licensee) whose licensed term covers the period subsequent to the expiration of the Term shall be entitled to receive designs for Licensed
Products intended to be sold after the expiration of the Term, and to make presentations of such Licensed Products during the market presentation weeks that relate to such subsequent period, even if such market presentation occurs prior to the expiration of the Term. Without limiting the generality of the foregoing, in the event the Term is not renewed or extended, the last season for which Licensee shall be entitled to receive designs and, during the term hereof, to manufacture and sell Licensed Products shall be the Cruise season immediately preceding the expiration of the Term, and Licensor shall at all times be entitled to undertake, directly or through a successor licensee, all activities associated with the design, manufacture and sale of Licensed Products commencing with the following season.

     3.2 RENEWAL TERMS. Provided that (i) Licensee is not in breach of this
Agreement and (ii) Net Sales of Licensed Products for the twelve (12) month period ending June 30, 2007 are at least *** (the "First Renewal Volume"),
Licensee shall have the option to extend the term hereof for an additional three year term ending June 30, 2011 (the "First Renewal Term"). In order to exercise such renewal option, Licensee shall give Licensor written notice, on or before
May 1, 2007, that: (i) Licensee desires to exercise such renewal option, and
(ii) Licensee believes in good faith that it will have achieved the Renewal
Volume as of June 30, 2007. In the event Licensee gives such notice, but does not in fact achieve the Renewal Volume, such notice shall be null and void, and unless Licensor and Licensee agree to the contrary in writing, the Term shall expire on the last day of the Initial Term, subject to Section 9.6 hereof. If
Licensee exercises its rights hereunder with respect to the First Renewal Term, provided that (i) Licensee is not in breach of this Agreement and (ii) Net Sales of Licensed Products for the twelve (12) month period ending June 30, 2010 are at least ***, of which not less than *** consists of Net Sales of Collection
Products (the "Second Renewal Volume"), Licensee shall have the option to extend the term hereof for an additional three year term ending June 30, 2014 (the
"Second Renewal Term"). In order to exercise such renewal option, Licensee shall give Licensor written notice, on or before May 1, 2010, that: (i) Licensee desires to exercise such renewal option, and (ii) Licensee believes in good faith that it will have achieved the Second Renewal Volume as of June 20, 2010.
In the event Licensee gives such notice, but does not in fact achieve the Second
Renewal Volume, such notice shall be null and void, and unless Licensor and
Licensee agree to the contrary in writing, the Term shall expire on the last day of the First Renewal Term, subject to Section 9.6 hereof.

                                                          CONFIDENTIAL TREATMENT

4. PRODUCTION; APPROVALS AND QUALITY CONTROL.

     4.1 DESIGN CALENDAR. Attached hereto as Schedule 4.1 is a calendar for the design and production of the Licensed Products in any given Contract Year (the
"Design Calendar"). The Design Calendar may be amended from time to time by agreement of the parties. During each Contract Year of this Agreement, Licensor and Licensee shall use commercially reasonable best efforts to effectuate the design and production of the Licensed Products in accordance with the Design
Calendar.

     4.2 DESIGN OF LICENSED PRODUCTS. For each Contract Year, four seasons of each of Collection Products and Better Products (Early Cruise, Cruise, Spring
and Summer) shall be designed at Licensee's sole cost and expense by a designer employed by Licensee. Such designer shall (i) be subject to Licensor's pre-hiring approval and continuing approval throughout the Term, (ii) be exclusively dedicated to the design of Licensed Products and (iii) supported by an appropriate design staff. In accordance with the Design Calendar, Licensor shall provide to Licensee the overall concepts and inspiration for each season's collection of Licensed Products, and Licensee shall design the Licensed Products in conformity with such seasonal concepts and inspiration. Further, from time to time Licensor may submit to Licensee ideas, sketches, and/or designs for individual Licensed Products. Licensee shall promptly create Samples of all such
Licensed Products for Licensor's review and approval, and, at Licensor's sole discretion, any or all such individual Licensed Products shall be included in the seasonal collection of Licensed Products that Licensor shall indicate. Any and all materials that Licensor may provide to Licensee or use in connection with such seasonal concepts and inspiration, or otherwise in connection with the design of the Licensed Products, shall remain the sole property of Licensor and shall be used by Licensee solely in connection with the Licensed Products;
provided, however, that nothing shall interfere with or prevent Licensee's use of any Common Elements. Licensor may purchase items to be used as inspiration for Licensor's design direction, and Licensee shall reimburse Licensor for the reasonable cost of all such inspiration items promptly upon Licensor's submission to Licensee of receipts for the purchase thereof, up to an annual cap of ***. Licensee shall submit all designs for the Licensed Products and all of the specifications relating thereto (including, without limitation, specifications as to fabric and trim) to Licensor for approval in accordance with the Design Calendar, together with a written request for design approval in a form approved by Licensor. All designs created or used in connection with the
Licensed Products are expressly included in the IP Rights and shall be exclusively owned by Licensor, including those created by Licensee. Nothing herein shall prevent Licensor from using any such designs in connection with other products of Licensor aside from the Licensed Products.

     4.3 PRODUCTION OF SAMPLES AND FINISHED LICENSED PRODUCTS. In accordance with the Design Calendar, Licensee shall at its sole cost and expense create for
Licensor's inspection and approval Samples of the Licensed Products included in each seasonal collection, which Samples shall conform to the designs and specifications approved by Licensor pursuant to Section 4.2. Licensee shall be solely responsible, at Licensee's sole cost and expense, for obtaining all materials required for the manufacture of Licensed Products. For each season
Licensee shall exhibit Samples of all of the Licensed Products to Licensor in a
first prototype review, a second prototype review and a final line review. Each such review shall be held in New York, New York. Licensee shall not manufacture or offer for sale, distribute or promote any finished

Licensed Product until Licensor has approved the Sample of such Licensed Product pursuant to a final line review. After Licensor has approved a Sample pursuant to a final line review, Licensee shall not alter any characteristic thereof
(whether as to design/aesthetics, or as to fabrication or fit) in the production of finished Licensed Products corresponding thereto without the prior approval of Licensor. In accordance with the Design Calendar, Licensee shall submit manufacturing samples from the first production run of each of the Licensed
Products to Licensor for approval, which approval shall not be unreasonably withheld or delayed based upon conformity to the previously approved Samples.
Licensor's approval of any Licensed Product for a particular seasonal collection shall not constitute an approval of the use of such Licensed Product for any other seasonal collection. For each seasonal collection of Licensed Products approved by Licensor, Licensee shall submit to Licensor a complete set of sketches, fabrics and trim and any other materials used for Licensed Products, a line list (including prices), and a Sample of each Licensed Product for such seasonal collection of Licensed Products within fifteen (15) days after
Licensor's approval thereof. If Licensor reasonably requests that Licensee create Licensed Products for use in fashion shows, product presentations and/or other public relations and promotional activities of Licensor, Licensee shall, at its sole cost and expense, create and shall deliver to Licensor a reasonable quantity of such Licensed Products as soon as commercially practicable after each such request. Licensee acknowledges that, in any Contract Year, requests by
Licensor for Licensed Products pursuant to this Section 4.3 may require that
Licensee deliver Licensed Products earlier than Licensee is otherwise required to deliver Samples to Licensor pursuant to this Section 4.3. Licensee shall also provide Licensor, without charge, with a reasonable number of samples and finished Licensed Products for each season for use in connection with various public relations activities in support of the Trademarks.

     4.4 MECHANISM FOR OBTAINING LICENSOR'S APPROVAL. Except for Licensor's
approval of Samples and manufacturing samples of finished Licensed Products obtained pursuant to reviews under Section 4.3, which approval may either be granted or withheld upon Licensor's conduct of such inspection, all other approvals required or permitted by this Agreement, including, but not limited to, approvals of designs, marketing materials, labels, packaging, tags or any other materials upon which or in connection with which Licensee intends to display either of the Trademarks, shall be requested by Licensee in a written submission form to be mutually agreed upon by the parties, upon which Licensor shall indicate its approval or disapproval in writing. Licensee shall have each item for which Licensor's written approval is sought by Licensee delivered by fax, mail, messenger, by hand or the like to Licensor, attn. President of
Licensing, or whatever other address Licensor may provide Licensee in writing from time to time. Licensor shall respond to each such request as promptly as practicable, and in all cases within ten (10) days after submission of the item to be approved, taking into consideration the nature of the material for which approval is sought and the Design Calendar, but approval shall in no event be deemed or inferred by any delay or failure of Licensor to respond to any such request.

     4.5 QUALITY CONTROL; INSPECTIONS. Licensee acknowledges that the Trademarks represent the prestige and goodwill that Licensor, its corporate affiliates and its predecessors have earned for themselves as providers of high-quality apparel and other products, including accessories. Accordingly, Licensee shall carry out the manufacture, sale, distribution and promotion of Licensed Products so as to maintain a general standard of quality commensurate

with that which the public has come to associate with the Trademarks. Licensee shall manufacture Licensed Products in accordance with high quality standards and in conformity with the Samples approved by Licensor pursuant to Section 4.3 hereof. Upon Licensor's reasonable request, Licensee shall submit to Licensor for inspection current production samples of finished Licensed Products so that
Licensor may ensure that the requisite quality standards are being maintained.
Further, Licensee shall permit or cause Licensor and its representatives to be permitted, upon advance notice and during normal business hours, to examine
Licensed Products in the process of being manufactured and may inspect all facilities operated under the direction or control of Licensee used in connection therewith.

     4.6 DISPLAY OF TRADEMARKS; LABELS. Licensee shall display the Trademarks in a manner reasonably acceptable to Licensor and, if required by Licensor, shall, unless impracticable, include notices on the labels of Licensed Products reflecting Licensor's ownership of the Trademarks. Licensee shall submit to
Licensor for its approval any labels and any other such display items or packaging materials designed by Licensee to be used in connection with the
Licensed Products, which approval shall not be unreasonably withheld.

     4.7 DEDICATED PERSONNEL. In addition to the design staff required under
Section 4.2 hereof, at all times during the term of this Agreement, Licensee shall employ, at Licensee's sole cost and expense, a dedicated executive responsible for management of the marketing, sale and distribution of the respective Licensed Products, and an appropriate team of product merchandisers and sales representatives responsible for the marketing, sale and distribution of the respective Licensed Products, as set forth on the chart attached hereto as Schedule 4.7.

     4.8 SUBCONTRACTORS. Licensee may engage subcontractors to manufacture and produce the Licensed Products, provided that Licensee shall ensure that any and all such subcontractors comply with Licensor's high quality standards, all relevant terms of this Agreement, and with Licensor's Code of Conduct as it may be amended from time-to-time. Licensor's current Code of Conduct is annexed hereto as Schedule 4.8(a). Licensee shall not knowingly engage any subcontractor to manufacture or produce the Licensed Products that violates or in the past has violated any prohibitions on child labor and/or environmental standards under either local or international law. If Licensee discovers at any time during the term hereof that any subcontractor engaged by Licensee is in violation of such prohibitions and/or standards, or of Licensor's Code of Conduct, Licensee shall terminate its relationship with such subcontractor as soon as commercially practicable. In order to maintain Licensor's high standard of quality control and to ensure that appropriate measures are taken against counterfeiting, at the start of every Contract Year Licensee shall provide to Licensor a list of its subcontractors setting forth the name and address of each such subcontractor and the specific Licensed Products to be manufactured thereby. In addition, Licensee shall obtain the signature of each subcontractor on a brief agreement designated to protect Licensor's rights in the Licensed Products, Trademarks and IP Rights, substantially in the form set forth annexed hereto as Schedule 4.8(b), and shall as promptly as commercially reasonable discontinue the use in connection with
Licensed Products of any subcontractor who fails to execute such an agreement.
Licensee shall remain primarily and fully liable to Licensor for all of its obligations and covenants under this Agreement notwithstanding any such arrangements with subcontractors.

                                                          CONFIDENTIAL TREATMENT

     4.9 TRAVEL EXPENSES. Any and all reasonable travel expenses of Licensor approved in advance by Licensee in connection with the design, development and production of the Licensed Products, including airfares, accommodations, meals and other reasonable incidental charges consistent with Licensor's then current travel policy, shall be borne solely by Licensee, and Licensee shall reimburse
Licensor therefor promptly after Licensor's submission to Licensee of receipts documenting the same. Such travel expenses shall include any reasonable travel by no more than two of Licensor's designees to attend reviews pursuant to
Section 4.3.

5. SALE AND DISTRIBUTION OF LICENSED PRODUCTS

     5.1 MARKET DEVELOPMENT. Licensee shall use commercially reasonable good faith efforts to develop, exploit and maintain in the Territory the market for each of Collection Products and Better Products, in keeping with the prestige of the MICHAEL KORS and MICHAEL MICHAEL KORS trademarks, and the high quality products associated therewith. Licensee shall not sell Licensed Articles to any entity which it knows or has reason to believe intends to export Licensed
Articles to Japan.

     5.2 BUSINESS PLAN. Annexed hereto as Schedule 5.2 is Licensee's initial business plan for Licensed Products for the first Contract Year. Licensee shall deliver to Licensor a Business Plan for each subsequent Contract Year by no later than the January 15 immediately preceding such Contract Year (the
"Business Plan"). By way of example, the Business Plan to be delivered by
January 15, 2006 shall cover the Contract Year starting on July 1, 2006.

     5.3 SALES REPORTS. Within ten days after the end of every month during each
Contract Year, Licensee shall deliver to Licensor a sales report in the form annexed hereto as Schedule 5.3, containing a complete list of Licensee's then-current accounts and its sales during the past month in units and dollars of Licensed Products by customer account and by style, and for comparison, the same information for the prior month, the year to date and for the same month in the previous Contract Year. Licensee shall also provide in such monthly sales reports such additional information as Licensor may reasonably request. Licensee shall further provide to Licensor, upon Licensor's reasonable request, a weekly sales report showing Licensee's retail sales over the previous week in each department store where Licensed Products are then being sold.

     5.4 CHANNELS OF DISTRIBUTION. *** Any sale or distribution of Licensed
Products to an account that has not been approved in advance by Licensor shall be deemed a material breach of this Agreement. It is understood and agreed that
(i) Licensed Products under the MICHAEL KORS trademark shall be sold by Licensee exclusively in the Designer Collection Zones of such stores, and (ii) Licensed
Products under the Better Mark shall be sold by Licensee exclusively in the respective swimwear Zones of such stores, with the exception of: (i) specialty stores or other stores that do not merchandise such products in a separate Zone and (ii) Licensor Retail Stores. All requests by Licensee for the approval of a new account shall be submitted to Licensor by completing a New Account Approval
Form in the form set forth in Schedule 5.4(c) hereto. Licensee shall keep records of all New Account Approval Forms throughout the term of this Agreement and for two (2) years following the termination or expiration hereof. Only with
Licensor's prior written approval on a case-by-case basis, Licensee shall have the right to sell,

                                                          CONFIDENTIAL TREATMENT

offer for sale or distribute Licensed Products: (i) to bases or exchanges of the
Armed Forces, (ii) to Duty Free retailers, (iii) through Duty Free channels of trade, or (iv) internet sites of bricks and mortar accounts or (v) direct mail merchants.

     5.5 SALES OF LICENSED PRODUCTS TO LICENSOR RETAIL STORES. Licensee shall sell Licensed Products, directly and on a priority basis, to all Licensor Retail
Stores, in such reasonable quantities as they may order. Licensor shall place its orders with Licensee in advance of the intended shipment date by 120 days, or such shorter lead time as Licensee permits with respect to any of its other accounts. From time to time, Licensor may request and, upon Licensor's request
Licensee shall create and produce, special Licensed Products exclusively for sale through Licensor Retail Stores. In the event Licensee refuses to create and produce such special Licensed Products, in addition to such other remedies as
Licensor may have, Licensor shall be entitled to cause such special Licensed
Products to be produced by any third party for sale exclusively at Licensor
Retail Stores. Except as provided in Section 5.6, the price to be charged by
Licensee for Licensed Products sold to Licensor Retail Stores operated by
Licensor or its Affiliates shall be ***. Licensee represents, warrants and covenants that its published wholesale price is, and at all times during the
Term shall be, the price at which its approved specialty store accounts generally purchase Licensed Products at the beginning of each season. All other terms of sales pursuant hereto shall be consistent with the terms offered by
Licensee to Licensee's best customers for Licensed Products, and Licensee shall comply with all commercially reasonable requirements of Licensor Retail Stores as to the tagging and packing of Licensed Products. For purposes of this Section
5.5 only, Licensor Retail Stores shall include wholesale and retail licensees of
Licensor responsible for the promotional and sale of products bearing the
Trademarks outside of the Territory.

     5.6 SECONDS, RETURNS AND EXCESS INVENTORY. Licensee shall sell Discounted
Goods to Licensor Retail Stores at the manufacturing cost thereof, and shall advise Licensor as to its inventory of Discounted Goods on a timely basis and otherwise make Discounted Goods reasonably available to Licensor Retail Stores.
Licensee may sell such inventory of Discounted Goods as Licensor Retail Stores do not purchase to approved off-price accounts as provided in Section 5.4.
Licensee shall clearly and permanently "red line" the labels of any Seconds, and shall require any off-price accounts not to advertise or promote the Licensed
Products. Licensee shall not sell Non-Qualified Discounted Goods without
Licensor's prior written approval. Unless otherwise agreed in writing, Net Sales of any Non-Qualified Discounted Goods shall be deemed to have occurred at the regular wholesale price thereof. Licensee shall attempt to minimize returns and excess inventory to the extent commercially feasible.

6. ADVERTISING, MARKETING AND PROMOTION

     6.1 ADVERTISING. Licensor, in its sole discretion, shall determine how to advertise and promote Licensed Products in the Territory, including without limitation the amount, type, media and method of such advertising and promotion.
Licensor shall consult with Licensee regarding its plans for advertising and promotion Licensed Products. For each Contract Year during the term hereof,
Licensee shall pay *** of total Net Sales as a contribution to support
Licensor's institutional image advertising campaigns for Licensed Products bearing the Trademarks and any other promotional activities that Licensor, in its sole discretion, may undertake (the "Advertising

                                                          CONFIDENTIAL TREATMENT

Contribution"). *** For purposes of calculating the Advertising Contribution in any Contract Year after the first Contract Year, the total amount to be paid by
Licensee shall be based on the higher of (i) Licensee's projected Net Sales as set forth in the Business Plan for the upcoming Contract Year or (ii) actual Net
Sales in the previous Contract Year. The Guaranteed Minimum Royalty and the
Marketing Obligation shall not be credited against the Advertising Contribution.
No expenditures of Licensee for promotion of the Licensed Products (including, without limitation, cooperative advertising, trade advertising activities and showrooms) shall be credited against the Advertising Contribution, nor shall
Licensee be otherwise entitled to deduct any amount therefrom. ***

     6.2 MARKETING. Licensee shall spend a minimum of *** in each Contract Year on cooperative advertising and trade advertising with respect to products bearing the Trademarks (the "Marketing Obligation"). For purposes of calculating the Marketing Obligation in any Contract Year, the total amount to be spent by
Licensee shall be based on the higher of (i) Licensee's projected Net Sales as set forth in the Business Plan for the upcoming Contract Year or (ii) actual Net
Sales in the previous Contract Year. The Guaranteed Minimum Royalty and
Advertising Contribution shall not be credited against the Marketing Obligation and the Marketing Obligation shall not be credited against the Guaranteed
Minimum Royalty or the Advertising Contribution. No expenditures of Licensee for the marketing or promotion of the Licensed Products other than cooperative advertising and trade advertising shall be credited against the Marketing
Obligation, nor shall Licensee be otherwise entitled to deduct any amount therefrom except as expressly set forth in this Section 6.2. At all times during the term hereof, Licensee shall keep accurate records documenting and substantiating its Marketing Obligation expenditures to date and, upon
Licensor's request any time during the term hereof, shall deliver such records to Licensor within fifteen (15) days of Licensor's request. If for any reason in any Contract Year Licensee expends less than the Marketing Obligation for such
Contract Year, Licensee shall spend the entire amount not expended within the first ninety (90) days of the immediately subsequent Contract Year on marketing activities approved in advance by Licensor; provided, however, that if Licensee expends less than the Marketing Obligation during the final Contract Year of the
Term, then the amount not expended shall be paid to Licensor immediately upon the expiration of the Term. Expenditures made pursuant to Licensee's obligation to spend its Marketing Obligation for any Contract Year shall not be credited against the Marketing Obligation for any other Contract Year. Expenditures during any Contract Year in excess of the Marketing Obligation for such Contract
Year shall not be credited against the Marketing Obligation for any other
Contract Year.

     6.3 TRADE SHOWS AND OTHER PROMOTIONAL ACTIVITIES. In each Contract Year, upon Licensor's request, Licensee shall, at Licensee's reasonable sole expense
(which shall consist of a reasonable allocable share of the overall exhibition cost, and the cost of any fixture specifically created for Licensed Products), exhibit the Licensed Products in seasonal trade shows where Licensor and/or its licensees have an overall MICHAEL MICHAEL KORS presence. The design of all displays for Licensed Products used at such trade shows shall be subject to
Licensor's prior approval. Licensee shall spend such amounts as are reasonable and customary in Licensee's discretion for the business contemplated herein on other marketing and promotional activities with respect to Licensed Products not specifically delineated hereunder including, but not limited to, point-of-sale materials, fashion shows, seasonal product presentations and events with fashion editors. Without limiting the generality of the foregoing, Licensee shall use its commercially

                                                          CONFIDENTIAL TREATMENT

reasonable good faith efforts to: (i) cause point-of-sale materials, such as signage and other visual enhancements, to be produced and displayed in accounts which use such signage, and/or other visual enhancements in connection with the sale of any Products that are comparable or competitive with Licensed Products and (ii) develop a fixture program with Kramer Design Group or such other design
Company as Licensor may approve in advance, and use its best efforts to cause the installation of such fixtures as are designed and approved by Licensor at accounts which use fixtures in connection with the sale of any Products that are comparable or competitive with Licensed Products. Licensee shall not undertake any marketing activities, or produce or distribute any marketing or promotional materials of any kind bearing the Trademarks or used in connection with Licensed
Products without Licensor's prior written approval. Any collateral promotional material requested by Licensee to be used by Licensee in connection with its activities pursuant to this Section 6.3 (including, without limitation, look books, catalogs and pictures) shall be produced by an agency reasonably approved in advance by Licensor, with all costs thereof to be paid by Licensee.

     6.4 SHOWROOMS. At all times during the term of this Agreement, Licensee shall, at Licensee's sole cost and expense, construct and maintain in New York,
New York a separate and exclusive showroom for the continuous presentation and sale of Collection Products and Better Products. Such showroom shall, at
Licensee's sole cost and expense, be designed, constructed and furnished in all respects by either Licensor or Licensor's designated architects and designers according to Licensor's specifications and subject to Licensor's reasonable approval, and must be ready by July 1, 2005. Upon completion, such showroom shall be subject to Licensor's final review and approval, and shall thereafter be subject to Licensor's continuing approval thereof, so as to assure reasonable period renovation to reflect Licensor's showroom concepts and standards. If requested by Licensor, Licensee shall also provide Licensed Products for display in Licensor's corporate showroom.

     6.5 LAUNCH CONTRIBUTION. In addition to Licensee's Advertising Contribution for the first Contract Year, within ten (10) days after the execution and delivery of this Agreement, Licensee shall pay to Licensor *** as a one time launch Advertising Contribution, to be used in connection with the launch of
Licensed Products, in consultation with Licensee.

     6.6 FASHION SHOW CONTRIBUTION. In addition to its other obligations hereunder, Licensee shall, on or before July 1 in each Contract year, pay *** as a contribution to Licensor's costs in connection with its runway shows and other product presentations.

7. ROYALTIES AND REQUIRED MINIMUM NET SALES

     7.1 ROYALTY RATE. In consideration of the license granted herein, Licensee shall pay to Licensor a percentage royalty (the "Percentage Royalty") in each
Contract Year of *** of Net Sales of any and all Licensed Products sold by
Licensee or its Affiliates.

     7.2 GUARANTEED MINIMUM ROYALTY. Licensee shall pay Licensor a non-refundable guaranteed yearly minimum royalty for each Contract Year (the
"Guaranteed Minimum Royalty") in accordance with Schedule 7.2 attached hereto.
Notwithstanding the foregoing and Schedule 7.2, during the Renewal Term, if any, the Guaranteed Minimum Royalty in each

                                                          CONFIDENTIAL TREATMENT

Contract Year shall in no event be less than an amount equal to *** of the actual Percentage Royalty during the immediately preceding Contract Year.

     7.3 GUARANTEED MINIMUM NET SALES. Licensee must achieve the guaranteed minimum level of Net Sales for each Contract Year as set forth on Schedule 7.2 hereto (the "Guaranteed Minimum Net Sales"). Notwithstanding the foregoing and
Schedule 7.2, during the Renewal Term, if any, the Guaranteed Minimum Net Sales
in each Contract Year shall in no event be less than an amount equal to *** of the actual Net Sales for such category during the immediately preceding Contract
Year. If in any two consecutive Contract Years Licensee fails to achieve the
Guaranteed Minimum Net Sales, Licensor, in its sole discretion, shall have the right to terminate the License upon thirty (30) days written notice to Licensee.
Licensee's payment of all Guaranteed Minimum Royalty obligations hereunder shall not eliminate Licensor's termination rights as set forth in this Section 7.3.

     7.4 INTENTIONALLY OMITTED.

     7.5 ROYALTY STATEMENTS. On a monthly basis, on the last day of the month immediately following the close of each month in each Contract Year, Licensee shall provide to Licensor a royalty statement certified as true and accurate by an officer of Licensee separately setting forth, by country, the aggregate Gross
Sales, merchandise returns, credits, trade allowances and net sales (relevant to each account) of all sales of Licensed Products by Licensee for the month covered by such statement, together with a computation of Net Sales and computation of the amounts due Licensor in respect thereof. The statement for the final month of each Contract Year also shall include a calculation of total
Net Sales (separately setting forth the amount deducted therefrom in respect of each of the items (a) through (c) listed in the definition of Net Sales) and the
Percentage Royalty for the preceding Contract Year. Licensor's acceptance of any statement or payment shall be without prejudice to Licensor's right to dispute the accuracy thereof, and Licensee shall remain fully liable for any balance due under this Agreement. Licensee shall pay in full the Percentage Royalty and all other amounts shown to be due in each royalty statement at the same time such royalty statement is due. *** For the avoidance of doubt, under no circumstances shall Licensee be required to pay royalties with respect to any Contract Year in excess of the greater of the Percentage Royalty or the Guaranteed Minimum
Royalty for such Contract Year, but the Guaranteed Minimum Royalty and
Percentage Royalty payments made with respect to one Contract Year shall not entitle Licensee to any set-off or deduction in any other Contract Year. For purposes of this Section 7.5 only, the first Contract Year shall refer to the period commencing on July 1, 2005 and ending on June 30, 2006.

     7.6 PAYMENTS. All royalties and other amounts payable to Licensor hereunder shall be paid in U.S. currency to a bank account designated by Licensor.
Licensee may deduct withholding tax from payments, but only to the extent required by applicable law. If Licensee fails to make any payment hereunder on the date due, without prejudice to any other right or remedy of Licensor,
Licensee shall pay interest on such unpaid amounts at a rate per annum equal to two (2) percentage points above the prime commercial interest rate per annum then being charged by Citibank in New York, New York (or "base rate" or equivalent if the term "prime rate" is not then being used by Citibank) as of the close of business on the date such payment initially became due from and including such date to but not including the date such amount is paid in full
(or, if such rate exceeds

                                                          CONFIDENTIAL TREATMENT

the maximum rate permitted by applicable law, such maximum rate). With respect to sales of Licensed Products in a currency other than U.S. dollars, for purposes of calculating the royalty payable to Licensor, such shall be computed on the basis of the exchange rate of the applicable currency into United States dollars quoted in The Wall Street Journal as of the close of business on the last day of the applicable quarter.

     7.7 NO RIGHT OF SET-OFF. Except as expressly provided in Section 7.5 hereof, Licensee shall not have the right to set off, withhold, compensate or make any deduction from any payment of royalties due hereunder for any reason whatsoever, unless approved in advance and in writing by Licensor.

     7.8 TAXES. Licensee shall bear all taxes, duties and other governmental charges in the Territory relating to or arising under this Agreement, including, without limitation, any state, local or federal income taxes (except withholding taxes on royalties imposed by applicable law), any stamp or documentary taxes or duties, turnover, sales or use taxes, value added taxes, excise taxes, customs or exchange control duties or any other charges relating to or on any royalty payable by Licensee to Licensor. Licensee shall obtain, at its own cost and expense, all licenses, Reserve Bank, Commercial Bank or other bank approvals, and any other documentation necessary for the importation of materials and the transmission of royalties and all other payments relevant to Licensee's performance under this Agreement. If any tax or withholding tax is imposed on royalties, Licensee shall pay all such deducted withholding taxes to the appropriate taxing authority and deliver to Licensor the certified receipts evidencing such payment and shall be responsible for any interest and penalties
(in the event such tax payments are not made timely). Nothing herein shall be construed so as to require Licensee to pay state, local or federal taxes based on Licensor's income.

     7.9 ROYALTY RECORDS. Licensee shall keep true books of account containing an accurate record of all data necessary for the determination of the amounts payable to or on behalf of Licensor under this Agreement, and maintain the same throughout the Term and for two (2) years thereafter. Licensor may from time to time, during regular business hours and upon reasonable advance notice, examine the applicable records of Licensee in order to verify payments, record keeping requirements and compliance by Licensee with its obligations hereunder. Such examinations shall be conducted during regular business hours at the Licensee's offices by a certified public accountant selected by Licensor. All costs and fees relating to each such examination shall be borne by Licensor, provided, however, that if any such examination discloses an underpayment or underexpenditure by Licensee exceeding ***, Licensee shall pay the costs and fees thereof. Licensor shall conduct no more than one (1) such examination during a twelve (12)-month period.

8. TRADEMARKS AND IP RIGHTS

     8.1 OWNERSHIP OF TRADEMARKS AND IP RIGHTS. As between Licensor and
Licensee, the Trademarks and IP Rights (including IP Rights in all materials of any kind created by or on behalf of Licensee hereunder) and the goodwill appurtenant thereto are the sole and exclusive property of Licensor. Licensee acknowledges that all uses of the Trademarks and IP Rights hereunder and all the goodwill attached or which shall become attached to the Trademarks and IP Rights in connection with the manufacture, sale, distribution, promotion and advertising of the Licensed

Products shall inure solely to Licensor's benefit.

     8.2 PROTECTION OF TRADEMARKS AND IP RIGHTS. Licensor and Licensee shall prepare and execute all necessary documents, including, without limitation, registered user agreements and/or license registration documents, and Licensee shall cooperate with Licensor as reasonably requested by Licensor and do whatever is reasonable and necessary for the protection of the Trademarks and the IP Rights. Licensee shall not knowingly or intentionally do anything or authorize anyone to do anything which may adversely affect any ownership rights of Licensor in the Trademarks, or the IP Rights, or which reduce the value of the Trademarks or disparage or detract from their reputation and prestige.
Licensor in its sole discretion, in consultation with Licensee, shall determine whether the Trademarks and IP Rights should be registered and shall bear all costs of such registrations, maintenance and renewals in the Territory. Licensee shall not seek to register the Trademarks, the IP Rights, or any trademark confusingly similar to the Trademarks for any products, and Licensee shall not use any trademark confusingly similar to the Trademarks for any products.
Licensee shall not commence the distribution of Licensed Products in any country in the Territory without first obtaining Licensor's written confirmation that all necessary trademark rights have been secured in such country; provided that, notwithstanding the foregoing, Licensee may nevertheless commence the distribution of Licensed Products in a country to establish common law rights
(but shall not seek any registrations relating thereto) even without obtaining such written confirmation from Licensor if Licensee provides Licensor written confirmation at least one (1) month prior to any such distribution that Licensee will not seek any indemnification or any other compensation from Licensor for any costs, damages or other liabilities that Licensee may incur or suffer as a result of such distribution in such country. Annexed hereto as Schedule 8.2 is a list of countries in which Licensee may commence distribution of Licensed
Products immediately. The provisions of, and the obligations of Licensee under, this Article 8 shall survive the expiration or termination of this Agreement.

     8.3 NO CHALLENGE. Licensee shall not challenge Licensor's ownership of or the validity of any of the Trademarks or IP Rights, any applications or registrations therefor or any rights of Licensor therein. The provisions of this
Section 8.3 shall survive the expiration of the Term.

     8.4 USE OF TRADEMARKS AND IP RIGHTS. Licensee shall use the Trademarks and
IP Rights solely in connection with the Licensed Products. Licensee shall use and display the Trademarks only in such form and manner as are specifically provided or approved by Licensor. Licensor may promulgate, from time to time, reasonable rules and amendments thereto, relating to use of the Trademarks, and
Licensee shall comply with all such rules and amendments. The terms and conditions of this provision are subject to Licensee's reservation of rights with respect to Common Elements.

     8.5 COMPLIANCE WITH LAWS. Licensee shall comply with all the trademark laws and other applicable laws relating to intellectual property in force in the
Territory in order to protect the rights of Licensor in and to the Trademarks and IP Rights. Licensee shall use the Trademarks and IP Rights strictly in compliance with all applicable legal requirements and shall use such markings in connection therewith as may be required by applicable legal provisions. In addition, each Licensed Product shall be manufactured, packaged, labeled, sold and distributed in accordance with all applicable international, national, state, provincial, local and other laws, rules and regulations, including any applicable environmental laws, governing the design, quality, transportation and safety of such products. Licensee expressly acknowledges that Licensor shall rely on Licensee to ensure that the manufacture, packaging, labeling, advertising, sale and distribution of Licensed Products hereunder shall conform in all respects with all applicable laws. Licensee shall promptly bring to
Licensor's attention any concerns it may have with respect to legal compliance of any Licensed Products and, notwithstanding any approval given or request made by Licensor, Licensee shall not be obligated to make or sell any such items hereunder until such concerns have been addressed to Licensee's reasonable satisfaction.

     8.6 INFRINGEMENT. Licensee shall notify Licensor in writing promptly upon learning of any suspected infringement of the Trademarks or IP Rights, or imitation or counterfeiting of Licensed Products in the Territory. Licensor
thereupon shall at its sole discretion take such action as it deems advisable for the protection of its rights in and to the Trademarks, IP Rights and
Licensed Products and, if requested to do so by Licensor, Licensee shall provide reasonable assistance to Licensor in all respects, including, without limitation, by being plaintiffs or co-plaintiffs in any one or more lawsuits in connection therewith and by causing their officers to execute pleadings and other related documents. The institution and conduct of litigation, the selection of attorneys and the settlement of litigation and claims affecting the
Trademarks and IP Rights in the Territory shall be entirely within the discretion of Licensor and under Licensor's control and at Licensor's expense.
Licensee may, in its discretion, participate in such litigation relating to infringing Products at its own expense with its own attorneys. In no event, however, will Licensor be required to take any action if it deems it inadvisable to do so and Licensee will have no right to take any action with respect to the
Trademarks or IP Rights without Licensor's prior written consent. All costs and expenses, including reasonable legal and investigative fees incurred in connection with any such actions which are so undertaken, shall be borne by
Licensor, and Licensor shall be solely entitled to any recovery in such action.

     8.7 USE OF TRADEMARKS ON BUSINESS MATERIALS. The use of the Trademarks by
Licensee in the masthead or letterhead of invoices, order forms, stationery and related materials in advertising in telephone or other directory listings is permitted only upon Licensor's prior written approval, which shall not be unreasonably withheld, of the format in which the Trademarks are to be so used, the juxtaposition of the Trademarks with other words and phrases, and the content of the copy prior to the initial such use of the Trademarks and prior to any material change therein; provided, however, that each such use of the
Trademarks is only in conjunction with the manufacture, sale, distribution or promotion of Licensed Products pursuant to this Agreement. Licensee shall not use any of the Trademarks as part of a business or trade name without Licensor's prior written approval.

     8.8 NO USE OF TRADEMARKS BY LICENSEE AFTER TERMINATION. Subject to
Licensee's limited right to sell off its inventory pursuant to Section 9.5 hereof, upon termination of this Agreement for any reason whatsoever, Licensee shall immediately discontinue any and all use of the Trademarks and IP Rights in
connection with products, services or materials of any kind.

9. TERMINATION.

     9.1 OTHER RIGHTS UNAFFECTED. It is understood and agreed that automatic termination or termination by either party on any ground shall be without prejudice to any other remedies either party may have. Notwithstanding any termination in accordance with this Article 9,

Licensor and Licensee shall have and hereby reserve all rights and remedies which such party has, or which are granted to such party by operation of law, to be compensated for damages for breach of this Agreement by the other party; and
Licensor shall have and hereby reserves all rights and remedies which it has, or which are granted to it by operation of law, to enjoin the unlawful or unauthorized use of the Trademarks or IP Rights (which injunctive relief may be sought in the courts and also may be sought prior to or in lieu of termination)
and to collect accrued and unpaid royalties. In addition, nothing herein shall be deemed to prevent Licensee or Licensor from bringing an action for damages in lieu of seeking termination of this Agreement if a breach by the other occurs and is not cured timely in accordance with the provisions of this Article 9.

     9.2 AUTOMATIC TERMINATION. This Agreement shall automatically and immediately terminate:

     (a)  If Licensee is ordered or adjudged bankrupt, is placed in the hands of a receiver, enters into any scheme or composition with creditors or makes an assignment for the benefit of creditors; or

     (b)  If the assets of the Licensor or Licensee are nationalized or appropriated by any government or governmental authority.

            9.3 LICENSOR'S RIGHT OF TERMINATION. Licensor shall have the right to terminate the Term by delivering thirty (30) days written notice to Licensee pursuant to Section 7.3, and Licensee shall have no right to cure. In addition,
Licensor shall have the right to terminate the Term, subject to Licensee's right to cure set forth herein:

     (a)  If Licensee fails to pay royalties or any other amount due Licensor hereunder on the date due;

     (b)  If Licensee's parent corporation, Warnaco Inc., shall fail simultaneously with the execution of this Agreement to execute and deliver to Licensor a guaranty agreement in the form annexed hereto as
          Schedule 9.3, or if such guaranty shall cease to be effective at any time during the Term;

     (c)  If Licensee materially breaches any of its representations and warranties herein;

     (d)  If Licensee attacks the title or any rights of Licensor in and to the
          Trademarks; or

     (e)  If Licensee shall otherwise fail to perform any term of this Agreement to be performed, not covered by the preceding sections.

Upon Licensee's default, Licensor shall give Licensee writing notice stating the nature of the default and Licensor's intent to terminate the Term. Licensee shall have thirty (30) days (except for defaults under Section 9.3(a), in which case Licensee shall have five (5) days) from receipt of such written notice to cure the alleged default. If Licensee fails to cure within the time frame set forth above for the default in question, the Term shall terminate upon the expiration of the relevant cure period, without the need for Licensor to provide any additional notice; provided, however, that, to the extent any such default under Sections 9.3(e) is curable but not within such thirty (30)-day period, and
Licensee is diligently proceeding to cure such default, such default will not constitute grounds for termination if it is cured within ninety (90) days from the date the notice of default was given. Notwithstanding anything to the contrary contained herein, (i)

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Licensor shall not have the right to terminate this Agreement by reason of a trivial, but non-curable, breach of this Agreement by Licensee and (ii) any cure period specified herein may be mutually extended by written agreement of the parties hereto.

     9.4 LICENSEE'S RIGHT OF TERMINATION. Licensee shall have the right, subject to Licensor's right to cure set forth herein, to terminate the Term if Licensor sells, distributes or authorizes others to sell Licensed Products in violation of Licensee's exclusive rights hereunder, by giving written notice to Licensor specifying the default. Licensor shall have ninety (90) days from receipt of such written notice to cure the alleged default. If Licensor is unable to cure within the time frame set forth above for the default in question, the Term shall terminate upon Licensee's further written notice of termination to
Licensor.

     9.5 EFFECT OF TERMINATION; INVENTORY. Upon the termination or expiration of the Term for any reason whatsoever, the License and all rights of Licensee to use the Trademarks and IP Rights shall cease and terminate, subject to
Licensee's reservation of rights with respect to Common Elements. Upon any such expiration or termination, Licensee shall, within twenty (20) days thereafter, deliver to Licensor, separately for each of the Trademarks, the following: (i) a complete list of Licensee's then-current accounts for Licensed Products and, for each account, Net Sales for the last-completed Contract Year, indicating regular price and off-price sales; (ii) a list of each style, indicating total Net Sales dollars and units for the last-completed Contract Year, as well as Licensee's published list price and suggested retail price, if any; (iii) a list of the
"top 20" selling styles for the last-completed Contract Year, and two (2)
samples of each. All information shall be stated separately with respect to each of the Trademarks and each product category. Simultaneous with the delivery of such information, Licensee shall also deliver a complete and accurate schedule of Licensee's inventory (to the SKU level) of Licensed Products, reflecting
Licensee's "Cost" (hereinafter defined) for each item, and all related work in process and materials then on hand, in the possession of contractors and in transit including non-cancelable orders identifiable to Licensed Products or bearing Trademarks ("Inventory"). The Inventory schedule shall be prepared as of the close of business on the date of the expiration or termination of the
License. Except as Licensor may otherwise agree, all cancelable orders for the production of Licensed Products and/or related materials used to produce
Licensed Products shall promptly be canceled. Licensor shall have the option
(but not the obligation), exercisable by written notice delivered to Licensee within fifteen (15) days after its receipt of the Inventory schedule, to purchase any or all of the Inventory for an amount equal to ***. No Percentage
Royalty shall be due from Licensee in respect of any such sales to Licensor at the prices set forth in the preceding sentence. In the event Licensor notifies
Licensee that it is exercising its purchase option, Licensee shall deliver to
Licensor or its designee all of the Inventory referred to in Licensor's notice within fifteen (15) days after receipt of such notice. Licensor shall pay
Licensee for such Inventory as is in marketable, first quality condition within thirty (30) days after its receipt thereof, after deduction from the purchase price all amounts owed by Licensee hereunder. In the event Licensor does not exercise its purchase option or purchases less than all of the Inventory, and if the License expires or is terminated by Licensor other than for any breach arising from material misuse of the Trademarks or any uncured failure by
Licensee to make any payment when due hereunder, Licensee (but no other person or entity) shall be entitled, for a period of six (6) months only (the "Sell-off
Period") on a non-exclusive basis to sell and dispose of its remaining Inventory of Licensed Products on hand at the expiration or

other termination of the Term. All sales pursuant to this Section shall be made subject to all of the provisions of this Agreement and to a timely accounting for and the payment of the Percentage Royalty thereon. Such accounting and payment shall be due in accordance with Sections 7.5 and 7.6 hereof, and a final accounting and payment shall be due within thirty (30) days after the end of the
Sell-off Period. If Licensee fails to comply with the foregoing, Licensor may terminate the Sell-off Period immediately upon written notice. The term "Cost", as used in this Section 9.5, shall mean Licensee's landed cost for all inventory manufactured by third-party contractors, and with respect to inventory manufactured in factories owned by Licensee, "Cost" shall also mean landed cost, but may additionally include reasonable corporate cost allocations made by
Licensee consistent with its ordinary accounting practices.

     9.6 COOPERATION AFTER TERMINATION. It is the intention of Licensor and
Licensee that, in anticipation of and upon the expiration or sooner termination of this Agreement, Licensor and Licensee shall work together to ensure an orderly transition of the manufacture, sale, distribution and promotion of
Licensed Products from Licensee to Licensor or its designee.

     9.7 FREEDOM TO LICENSE UPON TERMINATION. In the event of termination of this Agreement or the receipt by Licensor of a notice of termination from
Licensee, Licensor shall be free to license to others the use of the Trademarks and IP Rights in connection with the manufacture, sale, distribution and promotion of Licensed Products in the Territory.

     9.8 RIGHTS PERSONAL TO LICENSEE. The licenses and rights granted hereunder are personal to Licensee. No assignee for the benefit of creditors, receiver, trustee in bankruptcy, sheriff or any other officer or court charged with taking over custody of Licensee's assets or business, shall have any right to continue performance of this Agreement or to exploit or in any way use the Trademarks or
IP Rights if this Agreement is terminated pursuant to this Article 9, except as may be required by law. In the event that there is a change of control of
Licensee resulting from a merger or consolidation of Licensee with or into any other entity, or from Licensee's direct or indirect sale or other disposition of all or substantially all of its voting stock, business or assets, then Licensee shall give prior written notice of such event to Licensor and shall consult in good faith with Licensor concerning such change in control. In the event that as a result of any transaction described in this Section 9.8, a controlling interest in Licensee shall be owned, directly or indirectly, by an entity which
(i) as a material part of its business, manufactures, distributes, sells or promotes the sale of apparel or accessories products bearing the name or brand of any fashion apparel designer who competes directly with Licensor, or (ii) in
Licensor's reasonable, good faith judgment, has an image or marketing position significantly inconsistent with the image or marketing position associated with products bearing the Trademarks, Licensor shall have the right to terminate the term of this Agreement upon eighteen (18) months written notice.

10. INDEMNIFICATION.

     10.1 LICENSOR'S INDEMNIFICATION OF LICENSEE. Licensor shall release, defend, hold harmless and indemnify Licensee and each of its officers, directors, controlling persons and agents from any claims, demands, causes of action, judgments, settlements, fines or other costs (including reasonable attorneys' fees) arising solely out of a third-party claim that the use by

Licensee of the Trademarks in strict accordance with the terms of this Agreement violates the rights of such third party; provided, however, that such indemnification obligation shall not apply to any use of the Trademarks outside the Territory, notwithstanding Licensor's approval of such use, absent written confirmation from Licensor that it accepts such indemnification obligation.
Licensee shall give Licensor prompt notice of any such claim or suit. Licensor shall have the right to undertake and conduct the defense of any suit so brought through counsel of Licensor's choice and at Licensor's expense.

     10.2 LICENSEE'S INDEMNIFICATION OF LICENSOR. Except as expressly provided in Section 10.01, Licensee shall release, defend, hold harmless and indemnify
Licensor and each of its officers, directors, controlling persons and agents from and against any claims, demands, causes of action, judgments, settlements, fines or other costs (including reasonable attorneys' fees) which Licensor may incur or be obligated to pay or for which it may become liable or be compelled to pay in any action, claim or proceeding against it arising out of or in connection with the business contemplated herein, including without limitation
Licensee's performance of this Agreement, any alleged design or utility patent infringement, any alleged defect in any Licensed Product produced by or for
Licensee under this Agreement or the manufacture, labeling, sale, distribution or advertisement of any Licensed Product by Licensee in violation of any law.
Licensor shall give Licensee prompt notice of any such claim or suit. Licensee shall undertake and conduct the defense of any suit so brought through counsel of Licensee's choice, subject to Licensor's right of approval, not to be unreasonably withheld or delayed. Notwithstanding the foregoing, prior to entering into settlement of any such claim or suit which would be reasonably likely to adversely affect any of the Licensor Marks and/or would be reasonably likely to damage Licensor's goodwill, Licensee shall obtain Licensor's written consent to such settlement (which consent shall not be unreasonably withheld or delayed). The provisions of this Section and Licensee's obligations hereunder shall survive the expiration or termination of this Agreement. Licensee's obligation to indemnify Licensor with respect to design materials provided by
Licensor shall be subject to Licensor informing Licensee of any design references Licensor used for inspiration in relation to such materials, and, if available, providing Licensee with each such design reference (or a picture or other reproduction thereof).

11. REPRESENTATIONS AND WARRANTIES

     11.1 LICENSOR'S REPRESENTATIONS AND WARRANTIES. Licensor represents and warrants to Licensee that:

     (a)  It has the full right, power and authority to grant the rights herein granted to Licensee, including without limitation the right to license the Trademarks in accordance with this Agreement; and

     (b)  Neither Licensor nor any Affiliate of Licensor has granted any third party a license to use during the Term the Trademarks in violation of
          Licensee's exclusive rights hereunder, and no such other license shall be granted to any other party during the Term.

                                                          CONFIDENTIAL TREATMENT

     11.2 LICENSEE'S REPRESENTATIONS AND WARRANTIES. Licensee represents and warrants to Licensor that:

     (a)  It has the full right, power and authority to enter into this
          Agreement and perform its obligations hereunder;

     (b)  It is not currently the subject of bankruptcy protection;

     (c)  It has adequate resources and personnel to manufacture, sell, distribute and promote the Licensed Products within the Territory;

     (d)  It shall take all actions required by any local, national, state or regional agency, government or commission to exercise the rights licensed hereunder and to perform its obligations hereunder in compliance with applicable law. Licensee shall immediately provide
          Licensor with copies of any communication to or from any such agency, government or commission that relates to or affects this Agreement or the Trademarks in a material respect; and

     (e)  To the best of its knowledge, no event has occurred that, at or prior to the date hereof, would have a material adverse impact on the business, operation or condition (financial or otherwise) of Licensee as of the execution of this Agreement by Licensee.

     11.3 RISKS OF THE BUSINESS. Each party recognizes that there are many uncertainties in the business contemplated by this Agreement. Each party agrees and acknowledges that other than those representations explicitly contained in this Agreement, if any, no representations, warranties or guarantees of any kind have been made to the other party, either by such other party or its Affiliates, or by anyone acting on their behalf. Without limitation, no representations concerning the value of the Licensed Products or the prospects for the level of their sales or profits have been made and Licensee has made its own independent business evaluation in deciding to manufacture and distribute the Licensed
Products on the terms set forth herein.

12. INSURANCE. Without limiting Licensee's obligations under the indemnity provisions set forth in Section 10.2 hereof, Licensee agrees to obtain and maintain at all times during the Term of this Agreement and for three (3) years thereafter, at its own expense, comprehensive general and product liability insurance policies covering all liability arising out of bodily injury, advertising liability, complete operations liability and/or property damage with a carrier or carriers reasonably acceptable to Licensor. Said insurance coverage shall be primary and non-contributing with respect to any other insurance or self insurance which may be maintained by Licensor. All deductibles, self-insured retentions or retrospective premium features shall be assumed by
Licensee, for the account of Licensee, and at Licensee's sole expense and risk.
Licensor will be named as an additional insured under such policies with a minimum total insurance coverage of ***, and Licensee will provide evidence of such insurance to Licensor, including certificates of insurance and a copy of all current applicable insurance policies, before commercial sale of the
Licensed Products as provided hereunder. The foregoing amounts shall be subject to periodic upward adjustment by mutual agreement of the parties, such adjustment to take into account any increase in sales of Licensed Products and any other factors that may increase the parties' exposure to potential liability in connection with the Licensed Products. Licensee or its insurance carrier shall provide Licensor with certificates of insurance and a copy of all insurance policies upon each policy renewal, rewriting or change. Licensee or its insurance carrier shall further provide written notice to

Licensor at least thirty (30) days prior to any insurance policy cancellation, lapse or termination for any reason whatsoever. At all times, the insurance set forth herein must cover the countries in the Territory in which Licensee are from time to time selling and/or distributing Licensed Products. Further,
Licensee shall carry "all risk" property insurance coverage on the Licensed
Products as well as business interruption insurance on Licensee's operations.
The property insurance coverage shall, for the purposes of claim settlement, reflect selling price as the value of finished goods, and shall cover Licensee's goods on premises owned, rented or controlled by Licensee and, where required by the terms of sale, while in transit.

13. ASSIGNMENT AND SUBLICENSING. Neither party shall assign or sublicense this
Agreement, in whole or in part, or any of its rights, duties and obligations hereunder without the prior written consent of the other party, which consent shall be withheld only for good faith business purposes, except that Licensor shall have the right, upon written notice to Licensee, to assign or sublicense this Agreement, in whole or in part, to an Affiliate of Licensor or the purchaser of all or substantially all of Licensor's business under, or the right to use, the Trademarks.

14. CONFIDENTIALITY; PRESS. The parties acknowledge that, in furtherance of this
Agreement, they will receive from the other information which may consist of business methods and practices, identification of personnel, customers, prospective customers and suppliers, financial information, inventions, processes, methods, products, patent applications, specifications, drawings, sketches, models, samples, designs, ideas, technical information and other confidential business information and trade secrets. The parties recognize that these materials are valuable property. Licensee and Licensor acknowledge the need to preserve the confidentiality and secrecy of these materials and agree to take all necessary steps to ensure that use by the recipient, or by its contractors will in all respects preserve such confidentiality and secrecy. Each party shall take all commercially reasonable precautions to protect the secrecy of the materials, samples, and designs described in this Article 14 prior to their commercial distribution or the showing of samples for sale, and shall not sell any merchandise employing or adapted from any of said designs except under the Trademarks. Each party shall take all reasonable precautions to protect the secrecy of the original designs created for Licensed Products prior to their advertisement, commercial distribution or the showing of samples for sale.
Neither Licensor nor Licensee shall, at any time during the term of this
Agreement, disclose or use for any purpose, other than as contemplated by this
Agreement, any revealed or otherwise acquired confidential information and data relating to the business of the other. Notwithstanding the foregoing, the parties hereto shall not be required to treat any information as confidential information under this Article 14 if such information: (i) was publicly known at the time it was disclosed or becomes publicly known after disclosure without breach hereof by the receiving party; (ii) was known by the receiving party at the time of disclosure or becomes known to it from a party other than the disclosing party who has the apparent right to disclose such information to the receiving party's knowledge after due inquiry; (iii) is independently developed by the receiving party without reliance on the disclosed confidential information; (iv) is approved for disclosure by the disclosing party with the disclosing party's prior written consent; or (v) is disclosed by the receiving party pursuant to judicial order, requirement of a governmental or regulatory agency or stock exchange or other operation of law, provided that the receiving party informs the disclosing party promptly after receiving notice of its obligation to

make such disclosure, and takes reasonable steps to limit the scope of such disclosure. All press releases and other public announcements related to this
Agreement and the business contemplated herein shall, subject to applicable law and applicable disclosure obligations thereunder, be produced and released by
Licensor, or, if Licensor expressly agrees, Licensee may produce said press releases, subject to Licensor's reasonable prior approval, for release by
Licensor. Licensee shall refer all press inquiries to Licensor for handling;
provided, however, Licensee may respond to potential impromtu "live" press inquiries in a manner consistent with Licensor's instructions from time-to-time with respect thereto, and Licensee shall promptly report any such inquiries, and its response, to Licensor. Except in the event of litigation between Licensor and Licensee, neither Licensor nor Licensee shall, directly or indirectly, during the Term or thereafter, make any statement that materially adversely affects, disparages or creates any material negative inference as to the reputation, prestige, value, image or impression of the Trademarks or the
Licensed Products or any of either party's respective officers, directors, affiliates, personnel, products or related companies, by words, actions or other communications, or by any omissions to speak, act or otherwise communicate, or in any other manner. The provisions of this Section 14 shall survive the expiration or termination of the Term.

15. MISCELLANEOUS

     15.1 INDEPENDENT CONTRACTORS. Licensee shall act as an independent contractor under the terms of this Agreement and is not now, or in the future, an agent or legal representative of Licensor for any purpose. Neither party has the power to the other party in any way. Licensor shall act as an independent contractor under the terms of this Agreement and is not now, or in the future, an agent or legal representative of Licensee for any purpose. Licensor does not have the Power to bind Licensee in any way.

     15.2 CHOICE OF LAW; CHOICE OF FORUM. This Agreement shall be construed according to the laws of the State of New York. The parties hereto agree to accept the exclusive jurisdiction and venue of the courts of the State of New
York, and the federal district courts situated in New York, New York for the adjudication of any dispute arising in connection with or related to this
Agreement or the interpretation of this Agreement. The parties hereby submit to the personal jurisdiction of the foregoing courts for the adjudication of any dispute arising out of or related to this Agreement and waive any objection based on the lack of personal jurisdiction.

     15.3 PARTIAL INVALIDITY. If any of the provisions of this Agreement is held to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

     15.4 FORCE MAJEURE. Neither party hereto shall be under any liability hereunder to the other on account of any loss, damage or delay occasioned or caused by lockouts, strikes, riots, fires, explosions, blockade, civil commotion, epidemic, insurrection, war or warlike condition, acts of terrorism, the elements, embargoes, failure or inability to obtain material or transportation facilities, acts of God or the public enemy, compliance with any law, regulation or other governmental order or other causes beyond the control of the party affected, whether or not similar to the foregoing; provided, however, that if such condition continues for six (6) months and is not industry-wide but applies only to Licensee, Licensor may terminate the Term on thirty

(30) days' written notice which may be given at any time after said six (6)
month period; and provided, further, that nothing herein shall at any time excuse any accrued obligation for the payment of money.

     15.5 ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto, constitutes the entire agreement between Licensor and Licensee concerning the subject matter hereof and supersedes all prior and contemporaneous agreements between the parties. This Agreement, including this Section 15.5, may be amended only by an instrument in a fully signed writing that expressly refers to this
Agreement and specifically states that it is intended to amend it. No party is relying upon any warranties, representations, or inducements not set forth herein.

     15.6 NOTICES. All notices or other communications pursuant to this
Agreement shall be in writing and shall be deemed valid and sufficient if delivered by personal service or overnight courier or if dispatched by registered mail, postage prepaid, in any post office, or if dispatched by telefax, promptly confirmed by letter dispatched as above provided, addressed as follows:

           If to Licensor: Michael Kors, L.L.C.
                           11 West 42nd Street
                           New York, New York 10036
                           Fax: 646.354.4722

                           Attention:  President--Licensing

                           Copy to:

                           Michael Kors, L.L.C.
                           550 Seventh Avenue
                           New York, New York 10018
                           Fax: 646.354.4824

                           Attention:  General Counsel

           If to Licensee:
                           Warnaco Swimwear Products Inc.
                           6040 Bandini Blvd.
                           Los Angeles, CA 90040
                           Fax:  323-726-3591

                           Attention: President - Designer Swimwear

                           Copy To:

                           The Warnaco Group, Inc.
                           501 Seventh Avenue
                           New York, New York 10018

                           Attention: General Counsel
                           Fax: 212.287.8511

     15.7 BINDING NATURE. This Agreement shall be binding on and inure to the benefit of the parties hereto, their successors and permitted assigns.

     15.8 SECTION HEADINGS. The section and subsection headings and the captions of the Exhibits appear only as a matter of convenience and shall not affect the construction of the Agreement.

     15.9 AUTHORITY. Each party represents that the person signing this
Agreement on its behalf has been duly authorized and empowered to execute this
Agreement.

     15.10 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be considered an original but which together shall constitute one and the same instrument.

     15.11 CONSTRUCTION. Each party has carefully reviewed this Agreement, understands its terms, sought legal advice with respect to this Agreement, and has relied wholly on its own judgment and knowledge and has not been influenced to any extent whatsoever in making this Agreement by any representations or statements made by any other party or anyone acting on behalf of any other party. Any rules of construction construing an agreement against the drafting party shall not apply to the construction of this Agreement.

     15.12 SCHEDULES. The attached exhibits shall form a part of this Agreement and are hereby incorporated into this Agreement by reference.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on the day and year below written.

                                       MICHAEL KORS, L.L.C.

                                       By: /s/ John Idol
                                           --------------------------------
                                       Name: John Idol
                                       Title:

                                       WARNACO SWIMWEAR PRODUCTS INC.

                                       By: /s/ Stanley P. Silverstein
                                           --------------------------------
                                       Name: Stanley P. Silverstein
                                       Title: President

                                                          CONFIDENTIAL TREATMENT

                                  SCHEDULE 4.1

                   WARNACO SWIMWEAR GROUP DELIVERY CHECKPOINTS

                                       ***

                                                          CONFIDENTIAL TREATMENT

                                  SCHEDULE 4.7

                          LICENSEE ORGANIZATIONAL CHART

                                       ***

                                 SCHEDULE 4.8(a)

--------------------------------------------------------------------------------
           MICHAEL KORS CORPORATION AND SUBSIDIARIES - CODE OF CONDUCT

Michael Kors Corporation and its subsidiaries are dedicated to conducting their operations throughout the world on principles of ethical business practice and recognition of the dignity of workers. We expect our business partners to respect and adhere to the same standards in the operation of their business, and we will utilize these criteria to evaluate our relationships with customers and suppliers.

WAGES/BENEFITS/WORKING HOURS. Our business partners must comply with all laws regulating local wages, work hours and benefits. Wage and benefit policies must be consistent with prevailing national standards, and also be acceptable under a broader international understanding as to the basic needs of workers and their families. We will not work with companies whose wage structure violates local law or prevailing industry practice.

CHILD LABOR. Our business partners must not use child labor, defined as school age children. Our business partners will not employ workers under the age of 15.
This provision extends to all partner facilities.

HEALTH & SAFETY. Our business partners must ensure that their workers are provided a safe and healthy work environment, and are not subject to unsanitary or hazardous conditions.

FREEDOM OF ASSOCIATION. Our business partners should respect the legal rights of employees to freely and without harassment participate in worker organizations of their choice.

PRISON OR FORCED LABOR. Our business partners will not work with or arrange for purchase of any materials from business partners who utilize prison or forced labor in any stage of the manufacture of our products.

DISCIPLINARY PRACTICES. Our business partners will not employ or conduct any business activity with partners who employ any form of physical or mental coercion or punishment against workers.

DISCRIMINATION. Our business partners will not practice nor do business with business partners who practice any form of improper discrimination in hiring and employment, including on the basis of age, race, color, gender, or religion.

ENVIRONMENT. Our business partners must embrace a fundamental concern for environmental protection and conduct their operations consistent with both local and internationally recognized environmental practices.

LEGAL REQUIREMENTS. Our business relationship must be built on a mutual respect for and adherence to legal requirements. Our business partners will observe both local and applicable international standards.

ETHICAL STANDARDS. We intend to conduct all our business in a manner consistent with the highest ethical standards, and we will seek and utilize partners who will do likewise, as this contributes directly to our corporate reputation and the collective success of our organization and selected business partners.

SUBCONTRACTING. Our business partners may not subcontract all or any part of the work on our products without our express written consent, which will not be given unless each subcontractor meets all of the criteria set forth herein.

CONFLICTS OF INTEREST. Our business partners may not give our employees, agents or subagents a gift of value in excess of US$100.00, and may not bribe the officials of any government or administrative authority to benefit us or our business.

IMPLEMENTATION. We will apply these criteria in all business partner determinations, and will continue to implement these policies in the conduct of all activities. This will include our business partners sharing information on production facilities and procedures, with the objective of improving our collective service to customers in a responsible manner. Failure by a business partner to meet these standards, will result in our taking appropriate actions, up to and including cancellation of existing orders.

--------------------------------------------------------------------------------

                                 SCHEDULE 4.8(b)

                             SUBCONTRACTOR AGREEMENT

The undersigned contractor (the "Contractor") has been engaged by [NAME OF
LICENSEE] (the "Customer") to manufacture, sell and/or distribute [insert
Licensed Products] (the "Products") and, from time to time in the future, again may be engaged by the Customer to manufacture, sell and/or distribute Products for the Customer.

The Contractor acknowledges that certain Products which it now manufactures, sells and/or distributes or in the future will manufacture, sell and/or distribute for the Customer will be sold by the Customer under license from
Michael Kors, L.L.C. (the "Licensor") and will bear the [MICHAEL MICHAEL KORS]
and/or Licensor's trademark [MICHAEL KORS] and/or other trademarks of Licensor
(the "Trademarks").

The Contractor agrees that it will sell any and all Products bearing the
Trademarks which it now manufactures or in the future will produce for the
Customer only to the Customer, unless otherwise authorized in writing by the
Customer, and will sell or distribute Products bearing the Trademarks only as expressly permitted by the Customer.

The Contractor further agrees that, in connection with the manufacture, sale and/or distribution of Products bearing the Trademarks, the Licensor and the
Customer shall have the right to inspect its facilities and that the Contractor will not use any child labor or violate any labor or other applicable laws in connection therewith.

The Contractor further acknowledges that the manufacture, sale and/or distribution of any Products bearing the Trademarks other than as expressly permitted herein, will result in irreparable damage and injury to both the
Customer and the Licensor for which they will have no adequate remedy at law.
Accordingly, the Contractor agrees that each of Customer and Licensor shall be entitled to immediate, preliminary and permanent injunctive relief to enjoin any sales, distribution or labor practices prohibited hereunder, or otherwise to specifically enforce the terms hereof. The Contractor acknowledges and agrees that the foregoing right to injunctive relief and/or specific performance shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity to either Customer or Licensor.

Date:
      -------------------------------
                                       [CONTRACTOR]
                                       By:
                                           ------------------------------------
                                       Name   :
                                       Title  :
                                       Address:
                                       Telephone:
                                       Facsimile:

                                                          CONFIDENTIAL TREATMENT

                                  SCHEDULE 5.2
                                  BUSINESS PLAN

                                       ***

                                                          CONFIDENTIAL TREATMENT

                                 SCHEDULE 5.4(a)

                APPROVED PRESTIGE DEPARTMENT AND SPECIALTY STORES

                                       ***

                   MICHAEL MICHAEL KORS: ACCOUNT DISTRIBUTION

                                       ***

                                                          CONFIDENTIAL TREATMENT

                                 SCHEDULE 5.4(b)

                           APPROVED OFF-PRICE ACCOUNTS

                                       ***

                                 SCHEDULE 5.4(c)
                            NEW ACCOUNT APPROVAL FORM
NAME OF LICENSEE                       DATE:
                 ---------------------       ----------------------------------
                 MEN'S        WOMEN'S
                       -----          -----

================================================================================

ACCOUNT INFORMATION

COMPANY NAME:
                       ---------------------------------------------------------
DOING BUSINESS AS
(ATTACH BUSINESS CARD)
                       ---------------------------------------------------------

ADDRESS
                       ---------------------------------------------------------

                       ---------------------------------------------------------
CITY, STATE
                       ---------------------------------------------------------
COUNTRY
                       ---------------------------------------------------------
TELEPHONE
                       ---------------------------------------------------------
EMAIL
                       ---------------------------------------------------------
PRINCIPAL/OWNER
                       ---------------------------------------------------------
BUYER / MANAGER
                       ---------------------------------------------------------
# OF STORES
                       ---------------------------------------------------------
LOCATION(S)
PHOTOS ATTACHED
                       ---------------------------------------------------------

                       ---------------------------------------------------------

                       ---------------------------------------------------------
BRANDS CARRIED
(LIST AT LEAST 3)
                       ---------------------------------------------------------

                       ---------------------------------------------------------

                       ---------------------------------------------------------
TYPE OF RETAILER
                       ---------------------------------------------------------

================================================================================

APPROVAL
         ----------------------------   ----------------------------------
         LICENSEE REPRESENTATIVE                MICHAEL KORS, LLC
APPROVED

** APPLICATION WILL NOT BE PROCESSED FOR APPROVAL WITHOUT THE FOLLOWING**
-------------------------------------------------------------------------
                        ** Photographs
                        ** Business Card
                        ** Trade References

                                                          CONFIDENTIAL TREATMENT

                                  SCHEDULE 7.2

                    GUARANTEED MINIMUM ROYALTY AND NET SALES

                                       ***

                                  SCHEDULE 8.2

             COUNTRIES IN WHICH IMMEDIATE DISTRIBUTION IS AUTHORIZED

                                  SCHEDULE 9.3
                           FORM OF GUARANTEE AGREEMENT

                                     January __, 2004

Michael Kors (USA) LLC
11 West 42nd Street
New York, NY 10036

Re:  License Agreement between Warnaco Swimwear Products Inc. ("LICENSEE") and
     Michael Kors, L.L.C. ("KORS") dated as of June 7, 2004 (the "AGREEMENT").

Gentlemen:

     Warnaco Inc. ("GUARANTOR"), to induce Kors into entering into the above-referenced Agreement with Licensee, hereby guarantees the obligations of
Licensee under the Agreement as set forth herein.

     Guarantor represents and warrants that it owns, directly or indirectly,
100% of the issued and outstanding stock in Licensee.

     Guarantor hereby unconditionally guaranties: (i) the prompt payment of any and all monies owed by Licensee under the Agreement and (ii) the performance of all obligations of Licensee under the Agreement.

     This guaranty made by Guarantor pursuant hereto (this "GUARANTY") shall be a continuing, absolute and unconditional guaranty of payment and performance and shall remain in full force and effect until the later of the full and complete performance by Licensee and/or Guarantor of their respective obligations under the Agreement and this Guaranty. This Guaranty may be enforced directly and immediately following any event of default (as described in the Agreement) on the part of Licensee under the Agreement, and without prior notice of, demand upon, or any prior action against, Licensee, and without resorting to any other remedies available to Kors.

     The Guarantor shall not be released from its obligations hereunder, and this Guaranty shall not be affected, modified or impaired in any way whatsoever upon the happening from time to time of any event, including without limitation, any of the following, whether with or without notice to or consent of the
Guarantor: (i) the modification, extension or amendment of the Agreement made in accordance with the terms thereof; (ii) the compromise, settlement, modification, release or termination of any of the foregoing obligations hereby guarantied by the Guarantor; (iii) the failure to give notice to the Guarantor of the occurrence of any default in the performance of any such obligations or any amendment of the Agreement, provided notice of such default is given in accordance with the Agreement; or (iv) any failure, omission or delay by any party to the Agreement to exercise any right or remedy to which it may be entitled.

     Upon the occurrence of any event set forth in paragraph (a) or (b) (an
"EVENT OF DEFAULT"):

     (a) The Guarantor institutes proceedings seeking relief under a bankruptcy act or any similar law, or consents to entry of an order for relief against it in any bankruptcy or insolvency proceeding or similar proceeding, or files a petition or answer or consent for reorganization or other relief under any bankruptcy act or other similar law, or consents to the filing against it in any petition for the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of it or of any substantial part of its property, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due or fails to pay its debts as they become due, or takes any action in furtherance of the foregoing;
or

     (b) There has been the calling of a meeting of creditors, appointment of a committee of creditors or liquidating agents, or offering of a composition or extension to creditors by, for, or of the Guarantor;

then, such Event of Default shall be deemed to constitute an event of default under the Agreement and Kors shall be entitled immediately upon written notice to terminate the Agreement, without prejudice to any other rights available to
Kors thereunder.

     The Guarantor hereby represents and warrants to, and agrees with, Kors that the Guarantor has full legal right, power and authority to enter into this
Guaranty, and to perform all of its obligations hereunder.

     This Guaranty shall be binding upon the Guarantor and any and all of its successors and assigns, and shall inure to the benefit of Kors and its permitted successors and assigns under the Agreement. No change, modification, alteration or discharge hereof shall be binding except by a written instrument duly executed by the party to be bound thereby.

     This Guaranty shall be governed by and construed in accordance with, the laws of the State of New York.

     This Guaranty and the Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and thereof.

                                       Very truly yours,

                                       GUARANTOR:

                                       WARNACO INC.

                                       By:
                                           ------------------------------------
                                           Name:
                                           Title:

     The undersigned, Warnaco Swimwear Products Inc., understands and agrees that (i) the occurrence of any Event of Default under the foregoing Guaranty shall be deemed to constitute an event of default under Section 9.3 of the
Agreement with no right to cure, and that Kors shall be entitled immediately upon written notice to terminate the Agreement, without prejudice to any other rights available to Kors thereunder and (ii) the occurrence of any Sale Default under foregoing Guaranty shall be deemed to constitute a breach of Section 16(b)
of the Agreement and that Kors shall be entitled to pursue all remedies available to Kors as provided in such Section 16(b), including the termination of the Agreement in accordance with the terms thereof..

WARNACO SWIMWEAR PRODUCTS INC.

By:
    -----------------------------------
    Name:
                                           Title: